Exhibit 99

CON EDISON REPORTS 2005 EARNINGS

Increases Dividend for 32nd Consecutive Year

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2005 earnings from continuing operations of $732 million or $3.00 a share, compared with $549 million or $2.33 a share in 2004. The 2004 results include the impact of non-cash after-tax charges totaling $80 million or $0.34 a share related to Con Edison of New York’s electric, gas and steam rate plans. Including losses from discontinued operations of Con Edison Communications, net income for common stock for 2005 was $719 million or $2.95 a share compared with $537 million or $2.28 a share in 2004.

For the fourth quarter of 2005, the company’s earnings from continuing operations were $146 million or $0.59 a share compared with $52 million or $0.22 a share for the fourth quarter of 2004. Results for the fourth quarter of 2004 include $65 million or $0.27 a share of the non-cash charges noted above. Net income for common stock, including discontinued operations was $138 million or $0.56 a share compared with $51 million or $0.21 a share in the 2004 period.

“Con Edison’s utility operations performed very well under extreme weather conditions in 2005,” said Kevin Burke, the company’s President and Chief Executive Officer. “The investments we have made in our infrastructure over the past few years enabled us to reliably meet the energy needs of our customers during the summer of 2005. These investments enable New York’s economy to continue to grow,” he said.

The company also declared a quarterly dividend of 57 1/2 cents a share on its common stock, payable March 15, 2006 to shareholders of record as of February 15, 2006, an annualized increase of 2 cents over the previous annual dividend of $2.28 a share. “Today’s increase in the dividend, the 32nd consecutive annual increase, reflects our confidence in the company’s future and is a tangible measure of our commitment to our shareholders,” said Robert N. Hoglund, Senior Vice President and Chief Financial Officer.

The company expects its earnings for 2006 to be in the range of $2.90 to $3.10 a share. The forecast reflects construction expenditures of $1.8 billion for the company’s regulated utilities, and common stock issuance of between $250 million and $450 million in addition to stock issuances under the company’s dividend reinvestment and employee stock plans.

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CON EDISON REPORTS 2005 EARNINGS	Page 2

The following table shows the major factors affecting Con Edison’s earnings per share from continuing operations for the year and fourth quarter of 2005 compared with the 2004 periods:

	Year 2005 vs. 2004	Quarter 2005 vs. 2004
Con Edison of New York:
Sales growth (estimated)	$0.16	$0.05
Impact of weather in 2005 versus 2004 (estimated)	0.17	0.05
Electric rate plan (estimated)	0.72	0.19
Gas rate plan (estimated)	0.13	—
Steam rate plan (estimated)	0.20	0.04
Increased pension and other postretirement benefit costs	(0.19)	(0.05)
Higher operations and maintenance expense	(0.26)	(0.12)
Higher depreciation and property tax	(0.37)	(0.11)
Allowance for funds used during construction	(0.11)	(0.04)
2004 non-cash rate plan charges	0.34	0.27
Other	(0.14)	0.03

Total Con Edison of New York	0.65	0.31
Orange and Rockland Utilities	0.01	(0.01)
Unregulated energy subsidiaries (including parent company)	0.01	0.07

Total earnings per share variation from continuing operations	$0.67	$0.37

The earnings per share variations shown above include the dilutive effect of a higher weighted average number of common shares outstanding in the three months and year ended December 31, 2005. The weighted average number of common shares were 245 million shares and 244 million shares for the three months and year ended December 31, 2005, compared with 242 million shares and 236 million shares in the 2004 periods, respectively. The dilutive effect on earnings per share from continuing operations for the three months and year ended December 31, 2005 is $0.01 and $0.10, respectively. These amounts per share do not reflect the offsetting benefits of avoided interest expense.

For Con Edison of New York, increased revenues provided by the electric rate plan that took effect in April 2005 and the gas and steam rate plans that took effect in October 2004 reflected higher expenses for pensions and other postretirement benefits, ongoing operations and maintenance, depreciation and property taxes, and the required return on capital invested in its energy infrastructure. Pension and other postretirement benefit costs increased due primarily to lower net pension credits from the amortization of previous years’ net investment results. Higher depreciation and property taxes reflect continuing infrastructure investment programs and the commercial start-up of the East River Repowering Project.

Under the electric rate plan, pension and other postretirement benefit costs and environmental remediation expenses in excess of the amounts reflected in rates were deferred as regulatory assets. Fifty percent ($47 million) of these regulatory assets were offset by estimated electric earnings in excess of the target (11.4% return on common equity) for the rate year ending March 31, 2006. At December 31, 2005, the company had accrued a $6 million reserve for the customers’ fifty percent share of the remaining above-target earnings.

CON EDISON REPORTS 2005 EARNINGS	Page 3

The performance of the unregulated energy subsidiaries in the fourth quarter of 2005, compared with the 2004 period, reflects primarily decreases in forward prices of electricity that resulted in the reversal of previously recognized unrealized mark-to-market accounting losses.

Amounts of electricity, gas and steam delivered by Con Edison of New York in 2005, after adjusting for variations in weather and billing days in the period, increased 2.4 percent, 2.4 percent and 1.8 percent, respectively, as compared with the 2004 period.

Refer to the attachments to this press release for the condensed consolidated balance sheets at December 31, 2005 and 2004 and the consolidated income statements for 2005 and 2004. Additional information related to utility sales and revenues is available at www.conedison.com (select “Investor Information” and then select “Financial Reports”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $12 billion in annual revenues and $25 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Con Edison Solutions, a retail energy supply and services company; Con Edison Energy, a wholesale energy supply company; Con Edison Development, a company that owns and operates generating plants and participates in other infrastructure projects; and Con Edison Communications, a telecommunications infrastructure company and service provider.

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Attachment A

CONSOLIDATED EDISON, INC.

CONSOLIDATED BALANCE SHEET (Condensed)

(UNAUDITED)

	December 31, 2005	December 31, 2004
	(Millions of Dollars)
ASSETS
PLANT, AT ORIGINAL COST
Utility plant - net	$16,210	$15,168
Non-utility plant - net	849	873
Non-utility property held for sale	52	47

NET PLANT	17,111	16,088

CURRENT ASSETS
Cash and temporary cash investments	81	26
Accounts receivable - customers, less allowance for uncollectible accounts	1,025	741
Other receivables, less allowance for uncollectible accounts	350	198
Inventories	425	325
Prepayments	434	93
Fair value of derivative assets	331	66
Current assets held for sale	8	5
Other current assets	278	277

TOTAL CURRENT ASSETS	2,932	1,731

INVESTMENTS	265	257

DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS
Goodwill	406	406
Intangible assets - net	90	100
Prepaid pension costs	1,474	1,442
Regulatory assets	2,247	2,258
Other deferred charges and noncurrent assets	324	278

TOTAL DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS	4,541	4,484

TOTAL ASSETS	$24,849	$22,560

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders’ equity	$7,310	$7,054
Preferred stock of subsidiary	213	213
Long-term debt	7,398	6,561

TOTAL CAPITALIZATION	14,921	13,828

NONCURRENT LIABILITIES
Provision for injuries and damages	167	180
Pension and retiree benefits	223	207
Superfund and other environmental costs	238	198
Noncurrent liabilities held for sale	9	5
Other noncurrent liabilities including minority interest	225	134

TOTAL NONCURRENT LIABILITIES	862	724

CURRENT LIABILITIES
Long-term debt due within one year	22	469
Notes payable	755	156
Accounts payable	1,236	920
Customer deposits	229	232
Fair value of derivative liabilities	133	24
Deferred derivative gains	224	23
Current liabilities held for sale	12	11
Other current liabilities	622	410

TOTAL CURRENT LIABILITIES	3,233	2,245

DEFERRED CREDITS AND REGULATORY LIABILITIES
Deferred income taxes and investment tax credits	3,734	3,726
Regulatory liabilities and other deferred credits	2,099	2,037

TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES	5,833	5,763

TOTAL CAPITALIZATION AND LIABILITIES	$24,849	$22,560

Attachment B

CONSOLIDATED EDISON, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2005	2004	2005	2004
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$1,905	$1,414	$7,588	$6,652
Gas	544	396	1,858	1,507
Steam	175	134	649	550
Non-utility	483	237	1,595	1,049

TOTAL OPERATING REVENUES	3,107	2,181	11,690	9,758

OPERATING EXPENSES
Purchased power	1,297	925	4,743	3,960
Fuel	263	130	816	597
Gas purchased for resale	368	209	1,155	852
Other operations and maintenance	446	374	1,685	1,495
Depreciation and amortization	149	139	584	551
Taxes, other than income taxes	311	265	1,185	1,080
Income taxes	42	(15)	364	292

TOTAL OPERATING EXPENSES	2,876	2,027	10,532	8,827

OPERATING INCOME	231	154	1,158	931

OTHER INCOME (DEDUCTIONS)
Investment and other income	28	3	33	42
Allowance for equity funds used during construction	1	7	9	25
Preferred stock dividend requirements of subsidiary	(3)	(3)	(11)	(11)
Other deductions	(3)	(4)	(16)	(14)
Income taxes	13	7	23	20

TOTAL OTHER INCOME (DEDUCTIONS)	36	10	38	62

INTEREST EXPENSE
Interest on long-term debt	114	106	444	426
Other interest	8	11	27	36
Allowance for borrowed funds used during construction	(1)	(5)	(7)	(18)

NET INTEREST EXPENSE	121	112	464	444

INCOME FROM CONTINUING OPERATIONS	146	52	732	549

LOSS FROM DISCONTINUED OPERATIONS (NET OF INCOME TAXES OF $1, $1, $4, and $8)	(8)	(1)	(13)	(12)

NET INCOME	$138	$51	$719	$537

EARNINGS PER COMMON SHARE - BASIC
Continuing operations	$0.59	$0.22	$3.00	$2.33
Discontinued operations	(0.03)	(0.01)	(0.05)	(0.05)

Net income	$0.56	$0.21	$2.95	$2.28

EARNINGS PER COMMON SHARE - DILUTED
Continuing operations	$0.59	$0.22	$2.99	$2.32
Discontinued operations	(0.03)	(0.01)	(0.05)	(0.05)

Net income	$0.56	$0.21	$2.94	$2.27

AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC (IN MILLIONS)	245.0	242.2	243.9	235.8

AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED (IN MILLIONS)	245.9	242.9	244.7	236.4